Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Marker Therapeutics, Inc. on Form S-1 (File No. 333-205757), on Form S-3 (File Nos. 333-215258, No. 333-220538 and 333-228059) and on Form S-8 (File. Nos. 333-223900 and 333-228056) of our report dated March 15, 2019, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2018 and 2017 and for the two years in the period ended December 31, 2018 and our report dated March 15, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Marker Therapeutics, Inc. as of December 31, 2018, which reports are included in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP
New York, NY
March 15, 2019